                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

        NexPrise, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

        1. The undersigned hereby certifies that this amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware:

        RESOLVED: That the Amended and Restated Certificate of Incorporation shall be amended, effective as of 8:30 a.m. Eastern Daylight Time on Monday, April 22, 2002 (the "Effective Date"), to effect a one-for-fifteen (1-for-15) reverse stock split;

        RESOLVED FURTHER: That to effect such reverse stock split, paragraph (A) of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

        "(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred seventy-seven million five hundred thousand (177,500,000), each with a par value of $0.0002 per share. One hundred seventy-five million (175,000,000) shall be Common Stock and two million five hundred thousand (2,500,000) shall be Preferred Stock. Upon the Effective Date of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, each fifteen issued and outstanding shares of the Corporation's Common Stock shall be converted into one share of Common Stock."

        2. The foregoing amendment has been approved by the stockholders of the Corporation at a duly held meeting of the stockholders.

        3. Said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, NexPrise, Inc. has caused this certificate to be signed by its President and Chief Executive Officer this 18th day of April, 2002.


                                             /s/ Ted Drysdale
                                             -----------------------------------
                                             Name:  Ted Drysdale
                                             Title: President and Chief
                                                    Executive Officer